Exhibit 4.5

AMENDMENT NO. 1

TO

RECAPITALIZATION AGREEMENT

THIS AMENDMENT NO. 1 TO RECAPITALIZATION AGREEMENT (this “Amendment”) is made and entered into this 5th day of February, 2007, by and among Ascent Energy Inc., a Delaware corporation (the “Company”), and each of the other parties executing this Amendment as of the date hereof. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS:

WHEREAS, the Company, South Louisiana Property Holdings, Inc., a Louisiana corporation, and the Investor Parties previously entered into that certain Recapitalization Agreement dated as of September 20, 2006 (the “Agreement”); and

WHEREAS, acting pursuant to Section 5.3(a) of the Agreement, the Company, the undersigned holders of not less than a majority of the outstanding Senior Subordinated Notes held by JEFCO and the undersigned holders of not less than a majority of the outstanding Senior Subordinated Notes held by Senior Subordinated Noteholders other than JEFCO, desire to amend the Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein and in the Agreement, the parties hereto agree as follows:

1. Section 1.2(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) At or prior to the Recapitalization Closing (as defined below), subject to Section 5.17 and notwithstanding anything to the contrary in the Indenture, each Senior Subordinated Noteholder will tender to the designated depositary through the facilities of DTC all Senior Subordinated Notes then held by such Senior Subordinated Noteholder that have not been called for redemption or redeemed pursuant to the Senior Subordinated Note Redemption (the “Exchangeable Senior Subordinated Notes”) in exchange for a number of shares of Common Stock equal to the quotient of (x) 100% of the outstanding principal of the Exchangeable Senior Subordinated Notes plus all accrued but unpaid interest thereon as of the date immediately preceding the Recapitalization Closing divided by (y) the Exchange Price (as defined below); provided, however, that for a period of 40 days following the consummation of the IPO, the Company shall be entitled to delay the issuance of the number of shares of Common Stock issuable pursuant to this Section 1.2(b) that is equal to the number of shares of Common Stock subject to the underwriters’ option to purchase additional shares of Common Stock as set forth in the Final Prospectus and, in lieu of such issuance, shall repay a portion of the Exchangeable Senior Subordinated Notes (pro rata among the holders thereof) in cash in an aggregate amount equal to 100% of the principal of such Senior

Subordinated Notes plus all accrued but unpaid interest thereon as of the date immediately preceding the Recapitalization Closing with the net proceeds, if any, of the exercise of the underwriters’ option to purchase additional shares of Common Stock. For purposes of this Agreement, (i) the “IPO Price” means the price per share of Common Stock to the public in the IPO, and (ii) the “Exchange Price” means the IPO Price; provided, however, that if the valuation of the Company determined in connection with the IPO is insufficient to exchange all Exchangeable Senior Subordinated Notes plus all accrued but unpaid interest thereon at the ratio set forth in this Section 1.2(b), then such ratio will be appropriately adjusted, temporarily at the time of the printing of the Preliminary Prospectus and finally at the time of pricing of the IPO (in each case, subject to Section 5.17), by increasing the Exchange Price (but only by the amount necessary to permit the issuance of the maximum number of shares of Common Stock pursuant to this Section 1.2(b), and in no event by an amount that would result in the Aggregate Subordinated Note Value Received (defined below) to be less than 80% of the aggregate principal amount of the Senior Subordinated Notes plus all accrued but unpaid interest thereon) for purposes of calculating the number of shares of Common Stock issuable pursuant to this Section 1.2(b). Any temporary or final adjustment to the Exchange Price pursuant to this Section 1.2(b) shall be approved by mutual agreement of the Company and the holders of a majority of the outstanding principal amount of the Exchangeable Senior Subordinated Notes.” The Aggregate Subordinated Note Value Received shall be equal to the sum of the (i) cash received in connection with the Senior Subordinated Note Redemption, and (ii) the IPO Price multiplied by the number of shares of Common Stock issued pursuant to this Section 1.2(b).

2. Section 1.6 is hereby amended and restated in its entirety as follows:

“1.6 Exercise and/or Surrender of Merger Warrants.

At or prior to the Recapitalization Closing but following consummation of the Merger, and subject to Section 5.17, the Parent Warrantholders will surrender to the Company for cancellation all Merger Warrants then held by such Parent Warrantholders with an exercise price per share of Common Stock (after giving effect to the adjustments set forth in the Merger Agreement) that is greater than two times the IPO Price in exchange for a cash payment of $0.05 per share of pre-split Common Stock underlying each such Merger Warrant (i.e., $25,000 in aggregate for all Merger Warrants if all were exchanged for cash), which payment shall be equal to $25,000 divided by the total number of shares of pre-split Common Stock underlying the Merger Warrants to be cancelled (the “Merger Warrant Payment”), pursuant to the terms and conditions of this Agreement. Upon any such surrender of Merger Warrants, the Company will pay to the Parent Warrantholders surrendering such Merger Warrants the aggregate Merger Warrant Payments in cash for the Merger Warrants surrendered in accordance with the terms and conditions of this Agreement. As soon as practicable after the Merger, the Company will deliver to each record holder of Merger Warrants a letter of transmittal and instructions for effecting the surrender of all Merger Warrants required to be surrendered pursuant to this Agreement. Each Parent Warrantholder hereby waives compliance by the Company and the Parent with any term, covenant, default, event of default, provision or condition of the Parent Warrants that would conflict with, be violated by or occur by reason of the consummation of the IPO, the Merger, the Recapitalization or the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not be required to pay any portion of the Merger Warrant Payment with respect to any Merger Warrant that has expired prior to its exercise by the holder thereof.”

3. Section 1.5 of the Agreement is hereby amended and restated in its entirety as follows:

“1.5 Exchange of Preferred Stock

At or prior to the Recapitalization Closing and subject to Section 5.17, the Preferred Stockholders and the Preferred Warrantholders will surrender to the Company all shares of Preferred Stock (including those issued pursuant to Section 1.3 upon exercise of the Preferred Stock Warrants and all accrued but unpaid dividends thereon) and all accrued but unpaid dividends thereon that are not tendered to the Company as consideration for the exercise of the Common Stock Warrants pursuant to Section 1.4 of this Agreement in exchange for (subject to consummation of the IPO) a number of shares of Common Stock equal to the quotient of (x) $1,000 per each such share of Preferred Stock plus all accrued but unpaid dividends on each such share as of the date immediately preceding the Recapitalization Closing divided by (y) the IPO Price, it being acknowledged and agreed that the Preferred Stockholders and the Preferred Warrantholders will surrender to the Company all shares of Preferred Stock (including those issued pursuant to Section 1.3 upon exercise of the Preferred Stock Warrants and all accrued but unpaid dividends thereon) held by the Preferred Stockholders and the Preferred Warrantholders pursuant to this Section 1.5 if the Common Stock Warrants are cancelled pursuant to Section 1.4 of this Agreement. Notwithstanding the foregoing, if the valuation of the Company determined in connection with the IPO is insufficient to exchange all shares of Preferred Stock (including those issued pursuant to Section 1.3 upon exercise of the Preferred Stock Warrants and all accrued but unpaid dividends thereon) and all accrued unpaid dividends thereon surrendered pursuant to this Section 1.5 at the ratio set forth in this Section 1.5, then such ratio will be appropriately adjusted, temporarily at the time of the printing of the Preliminary Prospectus and finally at the time of pricing of the IPO (in each case, subject to Section 5.17), by increasing the IPO Price (but only by the amount necessary to permit the issuance of the maximum number of shares of Common Stock pursuant to this Section 1.5) for purposes of calculating the number of shares of Common Stock issuable pursuant to this Section 1.5; provided, however, that if the Exchange Price is adjusted pursuant to Section 1.2(b), then no shares of Common Stock shall be issued pursuant to this Section 1.5 and all shares of Preferred Stock and all accrued but unpaid dividends thereon will be cancelled with no consideration therefor. Any temporary or final adjustment to the IPO Price pursuant to the preceding sentence (other than the proviso thereto) shall be approved by mutual agreement of the Company and the holders of a majority of the outstanding shares of Preferred Stock (including shares issued pursuant to Section 1.3 upon exercise of the Preferred Stock Warrants). As soon as practicable after the execution and delivery of this Agreement, the Company will deliver to each record holder of shares of Preferred Stock a letter of transmittal and instructions for effecting the surrender of such shares of Preferred Stock. Notwithstanding anything to the contrary in the Certificate of Designations, dividends will cease to accrue on the Preferred Stock as of the date immediately preceding the Recapitalization Closing. Each Preferred Stockholder hereby consents to the consummation of the IPO and the transactions contemplated by the Merger, the Recapitalization and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 1.5, the rights of the Company and the holders of a majority of the outstanding shares of Preferred Stock to reach a mutual agreement regarding the exchange of the Preferred Stock pursuant to this Section 1.5 shall not be deemed to permit the amendment by such Parties of any other express provisions of this Agreement.”

4. The reference in Section 5.1(a)(iv) of the Agreement to “January 31, 2007” is hereby changed to “June 30, 2007.”

5. Section 5.17 of the Agreement is hereby amended and restated in its entirety as follows:

“5.17 Priorities of Securities

Notwithstanding anything to the contrary in this Agreement, all payments of cash by the Company and all deliveries of Common Stock or other securities of the Company in satisfaction of or in respect of the securities of the Company or the Parent that are being repaid, satisfied, exchanged or surrendered in connection with the IPO or pursuant to this Agreement, including, without limitation, the Senior Notes, the Senior Subordinated Notes, the Preferred Stock, the Common Stock Warrants, the Preferred Stock Warrants and the Merger Warrants (all such securities, collectively, the “Existing Securities”) shall be made in accordance with the relative rankings, preferences and priorities of such Existing Securities and in no event shall the holders of Common Stock immediately prior to the consummation of the IPO and the transactions contemplated by this Agreement own, immediately after the consummation of the IPO and the transactions contemplated by this Agreement, less than 6,000 post-split shares of the outstanding Common Stock.”

6. This Amendment shall be binding upon and inure to the benefit of all parties to the Agreement.

7. This Amendment will be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflict of laws rules of that State.

8. This Amendment may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. One or more counterparts of this Amendment may be delivered by facsimile with the intent that delivery by such means shall have the same effect as delivery of an original counterpart of this Amendment.

9. Except as expressly set forth in this Amendment, all other provisions of the Agreement shall remain in full force and effect.

10. Each party hereto acknowledges that it has been represented by counsel in connection with this Amendment and the transactions contemplated by this Amendment. Accordingly, any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Amendment against such party based upon lack of legal counsel, shall have no application and is expressly waived. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

COMPANY:

ASCENT ENERGY INC.

By:	/s/ Terry Carter
Name:	Terry Carter
Title:	CEO/President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

JEFFERIES & COMPANY, INC.

By:	/s/ Robert J. Welch
Name:	Robert J. Welch
Title:	Managing Director

Principal Amount of Notes Held: $34,934,924

Name of DTC Participant Through Which the Notes Are Held: Jefferies & Company, Inc.

JEFFERIES PARTNERS OPPORTUNITY FUND, L.L.C.

By: Jefferies & Company, Inc., as Manager

By:	/s/ Robert J. Welch
Name:	Robert J. Welch
Title:	CFO

Principal Amount of Notes Held: $24,150,793

Name of DTC Participant Through Which the Notes Are Held: Bank of New York

JEFFERIES PARTNERS OPPORTUNITY FUND II, L.L.C.

By: Jefferies & Company, Inc., as Manager

By:	/s/ Robert J. Welch
Name:	Robert J. Welch
Title:	CFO

Principal Amount of Notes Held: $17,562,668

Name of DTC Participant Through Which the Notes Are Held: Bank of New York

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

JEFFERIES EMPLOYEE OPPORTUNITY FUND, L.L.C.

By: Jefferies & Company, Inc., as Manager

By:	/s/ Robert J. Welch
Name:	Robert J. Welch
Title:	CFO

Principal Amount of Notes Held: $5,124,379

Name of DTC Participant Through Which the Notes Are Held: Bank of New York

Chris M. Kanoff

Principal Amount of Notes Held: $148,423

Name of DTC Participant Through Which the Notes Are Held: Jefferies & Company, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SHARED OPPORTUNITY FUND IIB, L.L.C.

By:	TCW Asset Management Company, as its Investment Advisor

By:	/s/ Nicholas W. Tell Jr.
Name:	Nicholas W. Tell Jr.
Title:	Managing Director

By:	/s/ C. Shawn Brookin
Name:	C. Shawn Brookin
Title:	Managing Director

Principal Amount of Notes Held: $2,273,968

Name of DTC Participant Through Which the Notes Are Held: Bank of New York

TCW SHARED OPPORTUNITY FUND III, L.P.

By:	TCW Asset Management Company, as its Investment Advisor

By:	/s/ Nicholas W. Tell Jr.
Name:	Nicholas W. Tell Jr.
Title:	Managing Director

By:	/s/ C. Shawn Brookin
Name:	C. Shawn Brookin
Title:	Managing Director

Principal Amount of Notes Held: $12,885,940

Name of DTC Participant Through Which the Notes Are Held: Bank of New York

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

ING FURMAN SELZ INVESTORS III L.P.

By:	FS Private Investments III LLC, Manager

By:	/s/ James L. Luikart
Name:	James L. Luikart
Title:	Managing Member

Principal Amount of Notes Held: $5,694,704

Name of DTC Participant Through Which the Notes Are Held: Jefferies & Company, Inc.

ING BARINGS U.S. LEVERAGED EQUITY PLAN LLC

By:	FS Private Investments III LLC, Manager

By:	/s/ James L. Luikart
Name:	James L. Luikart
Title:	Managing Member

Principal Amount of Notes Held: $1,731,815

Name of DTC Participant Through Which the Notes Are Held: Jefferies & Company, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

ING BARINGS GLOBAL LEVERAGED EQUITY PLAN LTD.

By:	FS Private Investments III LLC, Manager

By:	/s/ James L. Luikart
Name:	James L. Luikart
Title:	Managing Member

Principal Amount of Notes Held: $746,190

Name of DTC Participant Through Which the Notes Are Held: Jefferies & Company, Inc.